UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Plug Power Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

The purpose of this Schedule 14A is to file a press release issued by Plug Power Inc. on June 7, 2013 clarifying the time and location of the 2013 Annual Meeting of Stockholders.

Plug Power Confirms Date of 2013 Annual Meeting of Stockholders

LATHAM, NY – June 7, 2013 – Plug Power Inc. (NASDAQ: PLUG) confirms that the company’s 2013 Annual Meeting of Stockholders is to be held on Friday, June 28, 2013, at 10:00 a.m., Eastern Time, at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018.  The proxy materials mailed to stockholders erroneously referred to June 28, 2013 as a Thursday.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints.  Long-standing relationships with industry leaders forged the path for Plug Power’s key accounts, including Walmart, Sysco, P&G and Mercedes.  With more than 4,000 GenDrive units deployed to material handling customers, accumulating over 10 million hours of runtime, Plug Power manufactures tomorrow’s incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

Additional Information

Plug Power and its respective directors, executive officers and other members of its management and employees may be soliciting proxies from Plug Power stockholders in connection with the 2013 Annual Meeting of Stockholders.  A description of the interests of Plug Power’s directors and executive officers and other participants that may be soliciting proxies on behalf of Plug Power is set forth in the definitive proxy statement relating to the 2013 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission (“SEC”) on May 31, 2013.  The  proxy statement relating to the 2013 Annual Meeting of Stockholders, other solicitation materials and other reports that Plug Power files with the SEC, when available, can be obtained free of charge at the SEC’s website at www.sec.gov or from Plug Power as provided on its website at www.plugpower.com.  Plug Power stockholders are advised to read carefully the proxy statement and other solicitation material filed by Plug Power in connection with the 2013 Annual Meeting of Stockholders before making any voting decision.